Exhibit 99.1

For Information, Contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-482-9715

Andrew Bard

Weber Shandwick

212-445-8368

CASUAL MALE RETAIL GROUP, INC. REPORTS SALES AND

OPERATING RESULTS FOR FIRST QUARTER OF FISCAL 2009

CANTON, MA, (May 21, 2009) — Casual Male Retail Group, Inc. (NASDAQ: “CMRG”), retail brand operator of Casual Male XL, Rochester Clothing, B&T Factory Direct, Living XL and Shoes XL, announced today its sales and operating results for the first quarter of fiscal 2009.

Sales for the first quarter of fiscal 2009 decreased 9.4% to $97.6 million from $107.6 million for the first quarter of fiscal 2008. Comparable sales for the thirteen week period ended May 2, 2009 decreased 10.7%.

Our net income for the first quarter of fiscal 2009 was $336,000, or $0.01 per diluted share, as compared to net income for the first quarter of fiscal 2008 of $96,000, or $0.00 per diluted share.

David Levin, President and CEO, stated, “As we had anticipated, our sales trend in the first quarter continued to be negatively impacted by the weakened economy. However, the Company’s sales performance is consistent with our 2009 business plan and profitability exceeded our planned expectations. Even with the $10 million drop in sales, we had positive operating results and ended the first quarter with net income of $336,000, slightly better than the prior year. This resulting profitability was principally due to successful reductions in our SG&A cost structure. We believe that our current business model will allow us not only to strengthen our financial position during a very difficult economic downturn, but also position the Company for improved operating results and free cash flow for the future.”

Dennis Hernreich, EVP and COO/CFO, added, “During the first quarter, in response to continued economic uncertainty and in order to align our operating infrastructure to the expected decline in top-line sales, we further reduced SG&A by an additional $15 million by reprioritizing business activities and functions. These cost reductions, in combination with the originally planned reductions, result in a 17% decrease from 2008 SG&A levels, or $30 million on an annualized basis, of which approximately $26 million is expected to be realized in 2009. The cost reductions implemented during the quarter relate primarily to re-focusing our marketing spend on our most productive customer base, reductions in our corporate headcount, store and distribution productivity improvements, and renegotiation of numerous service and supply contracts. In total, these reductions will bring our 2009 SG&A back to 2005 levels.”

Sales

Both our retail and direct channels experienced similar decreases during the first quarter of fiscal 2009, contributing to our overall 10.7% comparable sales decrease. Our Casual Male business had a comparable sales decrease of 6.7% while our Rochester business experienced a 26.9% comparable sales decrease. Similar to other luxury retailers, our Rochester division has been significantly impacted by the recession.

Gross Margin

Our first quarter gross margin rate rebounded from fourth quarter 2008 levels by 380 basis points but was lower than last year’s first quarter by approximately 230 basis points, primarily the result of fixed occupancy costs on a lower sales base, accounting for 180 basis points. Our first quarter merchandise margins were impacted by residual fourth quarter 2008 clearance merchandise and dropped 50 basis points below last year’s first quarter, but improved over fiscal year 2008’s margin rate by 200 basis points.

SG&A

For the first quarter of fiscal 2009, our SG&A costs decreased $6.2 million, or 14.2% over last year. This decrease is a result of our cost-reduction initiatives and is in line with our expectation to reduce full-year SG&A costs by approximately $26.0 million.

Cash Flow

Our Free Cash Flow (as defined below) this quarter improved by $8.0 million to $(2.8) million as compared to $(10.8) million last year.

Balance Sheet & Liquidity

We have decreased our inventory levels by $17.9 million, or 14.5%, to $105.6 million from $123.6 million at the end of last year’s first quarter. Our total debt is lower than last year’s first quarter by $15.1 million and our credit line availability is at $30 million at the end of the first quarter.

Fiscal 2009 Outlook

Given the continued uncertainty in the economy, we continue to expect sales for the year to be approximately 10% less than last year. We expect our merchandise margins to improve 275 to 325 basis points, an increase of 50 basis points from our guidance provided in March 2009. However, as a result of the sales shortfall, our merchandise margin improvement will be partially offset by unfavorable leveraging of fixed occupancy costs of approximately 150 basis points. With our total expected cost savings in SG&A of approximately $26.0 million, we anticipate that SG&A for the year will approximate $151.0 million, or a decrease of 15% over the prior year, representing an $11 million improvement from our previous guidance. Free Cash Flow for fiscal 2009 is expected to approximate $25 million and overall debt levels are anticipated to decline to $20-$25 million, an improvement of approximately $10 million in each case from our last guidance.

Investors are invited to listen to a broadcast of the Company’s conference call to discuss its first quarter of fiscal 2009 earnings results. The conference call will broadcast live today, Thursday, May 21, 2009 at 9:00 a.m. Eastern Time at www.casualmalexl.com and then click on the investor relations icon. The call will be archived online within one hour after its completion. Participating in the call will be David Levin, President and Chief Executive Officer, and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

The above discussion refers to non-GAAP free cash flow of $(2.8) million for the first quarter of fiscal 2009 and $(10.8) million for the first quarter of fiscal 2008 and estimated non-GAAP free cash flow of $25.0 million for fiscal 2009. The presentation of non-GAAP free cash flow is not a measure determined by GAAP and should not be considered superior to or as a substitute for net income (loss) or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, “free cash flows” presented in this release may not be comparable to similar measures used by other companies. The Company calculates free cash flows as cash flow from operating activities ($(2.1) million and $(8.1) million for the first quarter of fiscal 2009 and 2008, respectively) less capital expenditures ($0.7 million and $2.7 million for the first quarter of fiscal 2009 and 2008, respectively). The projected free cash flow for fiscal 2009 consists of an estimated $30.0 million of cash flow from operating activities less estimated capital expenditures of $5 million.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with operations throughout the United States, Canada and Europe, operates 466 Casual Male XL retail and outlet stores, 27 Rochester Clothing stores, and direct to consumer businesses which include several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol “CMRG.”

Certain information contained in this press release, including the Company’s expectations regarding fiscal 2009, constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 23, 2009, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

[tables to follow]

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended
	May 2, 2009	May 3, 2008
Sales	$97,561	$107,642
Cost of goods sold including occupancy	56,003	59,303

Gross profit	41,558	48,339

Expenses:
Selling, general and administrative	37,151	43,320
Depreciation and amortization	3,797	4,168

Total expenses	40,948	47,488

Operating income	610	851

Other income, net	93	130
Interest expense, net	(330)	(821)

Income before income taxes	373	160

Provision for income taxes	37	64

Net income	$336	$96

Net income per share - basic and diluted	$0.01	$0.00

Weighted-average number of common shares outstanding:
Basic	41,450	41,391
Diluted	41,450	41,692

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

May 2, 2009 and January 31, 2009

(In thousands)

	May 2, 2009	January 31, 2009
ASSETS

Cash and investments	$6,002	$4,953
Inventories	105,630	98,633
Other current assets	11,430	11,123
Property and equipment, net	49,219	52,208
Goodwill and other intangibles	33,222	33,360
Other assets	923	954

Total assets	$206,426	$201,231

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$59,198	$58,194
Notes payable	43,810	38,718
Long-term debt, net of current portion	6,357	7,576
Deferred gain	24,546	24,912
Stockholders’ equity	72,515	71,831

Total liabilities and stockholders’ equity	$206,426	$201,231